Exhibit 99
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FOR IMMEDIATE RELEASE

CONTACT: Barry Scheckner                    John McInerney/Robin Weinberg
         Finlay Enterprises, Inc.           Citigate Dewe Rogerson
         212.808.2836                       212.688.6840



                 FINLAY ENTERPRISES ANNOUNCES THE RESIGNATION OF
                           ITS CHIEF FINANCIAL OFFICER


New York, NY, June 7, 1999 -- Finlay Enterprises, Inc. (NASDAQ: FNLY) reported that Barry Scheckner, Senior Vice President and Chief Financial Officer, has resigned, effective July 31, 1999. Joseph M. Melvin, Executive Vice Present and Chief Operating Officer, continues to be responsible for the Company's financial area. The Chief Financial Officer position will be temporarily filled by Bruce Zurlnick, Vice President and Treasurer, and Joan Durkin, Vice President and Corporate Controller, who will report directly to Mr. Melvin.

Arthur E. Reiner, Chairman and Chief Executive Officer, said, "We appreciate the invaluable contribution that Barry has made to Finlay's growth during his tenure with the Company. We wish him the very best in his new endeavors."

Mr. Scheckner commented, "After a long and successful career at Finlay, I believe it is time to pursue new business and personal challenges." Mr. Scheckner, who will remain as a consultant to the Company for one year, joined Finlay in 1983.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States and France with sales of $863 million in fiscal 1998. The number of locations at the end of the first quarter of fiscal 1999 totaled 1,094.


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